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                                                                    EXHIBIT 21.1



Scient Capital
Scient UK, Ltd. - London, United Kingdom
Scient International PTE, Ltd.
Scient GmbH - Munich, Germany
Scient S.A. - Paris, France
Scient K.K. - Tokyo, Japan